EXHIBIT 4.1.6

AMENDMENT NO. 6 TO

LOAN AGREEMENT

(Baldor)

THIS AMENDMENT NO. 6 TO LOAN AGREEMENT, dated as of April 7, 2006 (the “Amendment”), is entered into by and among THREE PILLARS FUNDING LLC (successor to Three Pillars Funding Corporation) (“Three Pillars”), SUNTRUST CAPITAL MARKETS, INC. (formerly SunTrust Equitable Securities Corporation), as administrator (the “Administrator”), BALDOR INVESTMENT, LLC. (the “Borrower”), and BALDOR ELECTRIC COMPANY (“Baldor”). Capitalized terms used and not otherwise defined herein are used as defined in the Loan Agreement, dated as of March 16, 2001 among Three Pillars, the Administrator, the Borrower and Baldor (as in effect on the date hereof, the “Original Loan Agreement” and, as amended hereby and amended or otherwise modified from time to time hereafter, the “Loan Agreement”).

WHEREAS, the parties hereto desire to further amend the Loan Agreement in certain respects as provided herein;

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. Amendments to the Loan Agreement.

(a) The definition of Concentration Limit in Section 1.1 of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“Concentration Limit: For any Obligor that is not a Special Obligor, 2.58% of the Aggregate Unpaid Balance, and for any Obligor that is designated by the Administrator as a Special Obligor, 5.25%.”

(b) Clause (d) of the definition of Eligible Receivables in Section 1.1 of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“(d) that is not a Defaulted Receivable or a Receivable (other than a Defaulted Receivable) as to which all or any part of a scheduled payment remains unpaid for 61 days or more from the original due date for such payment;”

(c) The definition of Loss Horizon Ratio in Section 1.1 of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“Loss Horizon Ratio: With respect to any Due Period, the ratio computed as of the last day of such Due Period by dividing (a) the sum of (i) Credit Sales for such Due Period plus (ii) Credit Sales for the immediately preceding three (3) Due Periods by (b) an amount equal to the Aggregate Unpaid Balance as of the last day of such Due Period, minus the aggregate Excess Concentration Amount as of the last day of such Due Period.”

(d) The definition of Reserve Floor in Section 1.1 of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“Reserve Floor: For any Due Period, the sum (expressed as a percentage) of (i) 13% plus (ii) the product of (a) the Expected Dilution Ratio and (b) the Dilution Horizon Ratio for such Due Period.”

(e) Section 2.1 of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“Section 2.1 Lender’s Commitment.

On the terms and subject to the conditions set forth in this Agreement, Lender agrees to make loans to Borrower on a revolving basis from time to time (the “Lender’s Commitment”) before the Commitment Termination Date in such amounts as may be from time to time requested by Borrower pursuant to Section 2.2; provided, however, that the aggregate principal amount of all Loans from time to time outstanding hereunder shall not exceed the lesser of (a) $85,000,000 (the “Facility Limit”) and (b) the Borrowing Base. Within the limits of Lender’s Commitment, Borrower may borrow, prepay and reborrow under this Section 2.1.

(f) Section 9.1(e)(v) of the Original Loan Agreement is hereby amended in its entirety to read as follows:

“(v) Collateral Review. As soon as possible, and in any event within 30 days after the Closing Date, and after each annual period thereafter, a report of the independent certified public accountants of Baldor (or other independent certified public accountants or consultants acceptable to the Administrator) which report satisfies the requirements set forth on Schedule V (each such report, a “Collateral Review”).”

SECTION 2. Effect of Amendment. The amendments set forth above shall be effective on the date that the Administrator receives (i) duly executed copies of this Amendment from the Borrower and Baldor and (ii) an amendment fee in the amount of $10,000 payable on the date hereof in immediately available funds by wire transfer to such account as the Administrator shall instruct the Borrower in writing. Except as modified and expressly amended by this Amendment, the Original Loan Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. On and after the effective date hereof, all references in the Original Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import refer to the Original Loan Agreement as amended by this Amendment.

SECTION 3. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their successors and permitted assigns.

SECTION 4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 5. Execution in Counterparts; Severability. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts,

each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duty authorized, as of the date first above written.

THREE PILLARS:	THREE PILLARS FUNDING LLC

	By:	/s/ Doris J. Hearn
	Title:	Vice President

THE BORROWER:	BALDOR INVESTMENT, LLC

	By:	/s/ Marvin E. Houston
	Title:	Director of Finance

THE ADMINISTRATOR:	SUNTRUST CAPITAL MARKETS, INC.

	By:	/s/ James R. Bennison
	Title:	Managing Director

THE MASTER SERVICER:	BALDOR ELECTRIC COMPANY

	By:	/s/ Ed Ralston
	Title:	VP Finance & Treasurer

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